EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Oracle Corporation pertaining to the following:

Agile Software Corporation 1995 Stock Option Plan

Agile Software Corporation 2000 Nonstatutory Stock Option Plan

The Digital Market, Inc. 1995 Stock Plan

of our reports dated June 28, 2007, with respect to the consolidated financial statements and schedule of Oracle Corporation, Oracle Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Oracle Corporation, included in its Annual Report (Form 10-K) for the year ended May 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California,

August 3, 2007